Exhibit 23.1

- Consent of Independent Registered Public Accounting Firm -

To the Audit Committee of the Board of Directors and the Stockholders

First Community Bancshares, Inc.

We consent to the incorporation by reference in the registration statements pertaining to the 2011 Series A Noncumulative Convertible Preferred Stock (Form S-3, No. 333-175262); the 2010 Universal Shelf Registration (Form S-3, No. 333-165965); the 2004 Omnibus Stock Option Plan (Form S-8, No. 333-120376); The CommonWealth Bank Stock Option Plan (Form S-8, No. 333-106338); The CommonWealth Bank acquisition (Form S-4, No. 333-104103); the 2001 Directors Stock Option Plan (Form S-8, No. 333-75222); the 1999 Stock Option Plan (Form S-8, 333-31338); the Employee Stock Ownership and Savings Plan (Form S-8, No. 333-63865); the Investment Planning Consultants Inc. acquisition (Form S-3, No. 333-142558); the Stone Capital Management acquisition (Form S-3, No. 333-104384); the 2008 Universal Shelf Registration (Form S-3, No. 333-153692); the Coddle Creek Financial Corporation acquisition (Form S-4, No. 333-153281); the Capital Purchase Program Warrant resale (Form S-3, No. 333-156365); the Greenpoint Insurance Group, Inc. acquisition (Form S-3, No. 333-148279); and the TriStone Community Bank Employee and Director Stock Option Plans (Form S-8, No. 333-161473) of First Community Bancshares, Inc. and Subsidiaries (the “Company”) of our reports dated March 2, 2012, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting, which reports appear in the Company’s 2011 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

March 2, 2012